Exhibit 5.1

Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528
Kilpatrick Townsend & Stockton LLP ktslaw.com

August 14, 2026

Elutia Inc.

20 Firstfield Road

Gaithersburg, MD 20878

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Elutia Inc., a Delaware corporation (“Elutia” or the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, covering the registration of (i) an additional 3,000,000 shares of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”), under the Company’s Amended and Restated 2020 Incentive Award Plan (the “Plan”), as amended by the First Amendment thereto (the “First Amendment”) approved by the Company’s stockholders on June 11, 2026 (as so amended, the “Amended Plan”), which shares of Common Stock became reserved and available for issuance under the Amended Plan following such stockholder approval, (ii) an additional 1,408,426 shares of Common Stock under the Plan that became reserved and available for issuance on January 1, 2025, pursuant to the Plan’s “evergreen” provisions in Section 3.1(a) thereof, and (iii) an additional 1,711,394 shares of Common Stock under the Plan that became reserved and available for issuance on January 1, 2026, pursuant to the Plan’s evergreen provisions (collectively, clauses (i)-(iii), the “Shares”).

Subject to the assumptions, qualifications and limitations identified in this letter, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Amended Plan, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

In connection with the preparation of this letter, we have among other things reviewed: (i) the Registration Statement, including the filings incorporated by reference therein; (ii) the Plan; (iii) the First Amendment; (iv) copies of minutes, resolutions and consents, as applicable, of the Board of Directors and committees of the Board of Directors of the Company related to the offering, certified by an officer of the Company; (v) the Restated Certificate of Incorporation of the Company, as amended (the “Charter”), as certified by the Secretary of State of the State of Delaware on August 13, 2026; (vi) the Amended and Restated Bylaws of the Company, certified by an officer of the Company; (vii) a certificate of good standing from the Secretary of State of the State of Delaware dated August 13, 2026; and (viii) such other certificates, documents and instruments we have deemed appropriate for purposes of this letter.

We have assumed for purposes of this letter that: (i) each document we have reviewed is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, all signatures on each such document are genuine, and that all natural persons who have signed any documents have the legal capacity to do so; (ii) that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law (the “DGCL”); (iii) that, at the time of issuance of Shares under the Amended Plan, there will be sufficient shares of Common Stock available for issuance under the Charter; and (iv) that the issuance of Shares under the Amended Plan will be for legal consideration equal to or in excess of par value.

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August 14, 2026

We are opining herein only as to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

This opinion letter addresses only the specific legal issues expressly referenced herein, and no opinion is implied or may be inferred beyond that expressly stated. This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We assume no obligation to advise you of any change in the foregoing subsequent to the date hereof. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Kilpatrick Townsend & Stockton LLP